Exhibit 99.1

     FIRST CASH FINANCIAL SERVICES PROVIDES ADDITIONAL INFORMATION REGARDING
                             TWO-FOR-ONE STOCK SPLIT

ARLINGTON, Texas, Feb. 1 /PRNewswire-FirstCall/ -- As previously announced, the Board of Directors of First Cash Financial Services, Inc. (Nasdaq: FCFS) approved a two-for-one split of the Company's common stock in the form of a stock dividend. As a result of the stock split, shareholders will receive one additional common share for every share held on the record date of February 6, 2006.

The additional shares will be mailed or delivered on or about February 20, 2006, by the Company's transfer agent, Registrar & Transfer Company. Since this payment date is a federal holiday (President's Day), the ex-split date will now be February 22, 2006, which is the first date that First Cash's common shares will trade on Nasdaq at the new split-adjusted price.

About First Cash

First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial and credit services products. The Company owns and operates stores in eleven U.S. states and seven states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check- cashing and financial services kiosks located inside convenience stores.

First Cash has been recognized for four consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods. First Cash was also recently ranked for the second consecutive year by Fortune Small Business magazine on the "FSB 100:
America's Fastest-Growing Small Public Companies." First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS" and it is a component Company in the Russell 2000 Index.

SOURCE  First Cash Financial Services, Inc.
    -0-                             02/01/2006
    /CONTACT: Rick Wessel, President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /
    (FCFS)